SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 30, 2007
MERCHANTS GROUP, INC.
(Exact name of registrant as specified in its charter)
Delaware

(State or other jurisdiction of incorporation)

1-9640	16-1280763

(Commission File Number)	(I.R.S. Employer Identification No.)

250 Main Street, Buffalo, New York	14202

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (716) 849-3333
(NOT APPLICABLE)

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):
     ☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING
Item 5.01 CHANGES IN CONTROL OF REGISTRANT
Item 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
Item 8.01 OTHER EVENTS
Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURES
EX-99.1

Introduction
     On February 1, 2007, stockholders of Merchants Group, Inc. (the “Company”), a Delaware corporation, approved and adopted the Agreement and Plan of Merger (the “Agreement”), dated as of October 31, 2006, by and among American European Group, Inc. (“AEG”), American European Financial, Inc., a wholly-owned subsidiary of AEG (“Merger Sub”), and the Company, which contemplated that Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of AEG. On March 30, 2007, the Merger was consummated. Pursuant to the terms of the Agreement, former Company stockholders are entitled to receive $33.00 plus a pro rated portion of unpaid dividends, without interest (the “Merger Price”), per share in cash, in exchange for each share of common stock, par value $0.01 per share (the “Common Stock”) of the Company.

Item 3.01	NOTICE OF DELISTING OR FAILURE TO SATISFY A CONTINUED LISTING RULE OR STANDARD; TRANSFER OF LISTING.
     As a result of the Merger, the Company no longer fulfills the numerical listing requirements of the American Stock Exchange (the “AmEx”). Accordingly, on March 30, 2007, the Board of Directors of the Company authorized the filing of a request with the Securities and Exchange Commission (the “SEC”) and the AmEx to withdraw the Common Stock of the Company from registration with the SEC and listing on the AmEx, respectfully. On April 3, 2007, the AmEx filed a Form 25 with the SEC to withdraw the Common Stock of the Company from registration with the SEC following delisting of the Common Stock on the AmEx.
     The full text of the press release issued by the Company on March 30, 2007 is attached hereto as Exhibit 99.1.

Item 5.01	CHANGES IN CONTROL OF REGISTRANT.
     On March 30, 2007, pursuant to and in accordance with the terms of the Agreement, AEG consummated the Merger. Each issued and outstanding share of Common Stock was cancelled and converted into the right to receive the Merger Price.
     The aggregate Merger Price was approximately $71.3 million in cash and was funded by AEG through new investments in AEG and certain intra-company transfers.

Item 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     Pursuant to the Agreement, at the effective time of the Merger, the directors and officers of Merger Sub became the directors and officers of the Company, the surviving corporation (the

“Surviving Corporation”) of the Merger. Accordingly, upon the consummation of the Merger on March 30, 2007, the following individuals ceased to be directors of the Company: Andrew A. Alberti, Brent D. Baird, Frank J. Colantuono, Thomas E. Kahn, and Henry P. Semmelhack. In addition, upon the consummation of the Merger on March 30, 2007, the following individuals ceased to be officers of the Company: Thomas E. Kahn, Kenneth J. Wilson, Robert M. Zak, and Edward M. Murphy. None of the resigning directors stated that his resignation related to any disagreements relating to the Company’s operations, policies or practices.
     The new officers and directors of the Surviving Corporation will hold such offices, until their resignation or the appointment or election of their replacements, as follows:
     Shmuel Levinson, age 32, was elected as a director of the Surviving Corporation upon the consummation of the Merger. Mr. Levinson has been a director of Coleman Cable, Inc. since March 2005. Since 1996, Mr. Levinson has been the principal in his family business, a commercial and residential real estate development company, as well as for Trapeeze Inc., a real estate investment company. Mr. Levinson is currently the Managing Director of Levinson Capital Management LLC, a private equity investment fund. Mr. Levinson is a director of Optician Medical Inc., a medical device manufacturer located in Columbus, Ohio, Canary Wharf Group PLC, a real estate development and investment group, and Songbird Estates PLC, a real estate investment company.
     Nachum Stein, age 57, was appointed the Chairman and Chief Executive Officer of the Surviving Corporation and elected as a director of the Surviving Corporation upon the consummation of the Merger. Mr. Stein has been Co-Chairman of the Board of Coleman Cable, Inc. since January 1999. He founded and is currently Chairman and Chief Executive Officer of AEG, an insurance holding company, and its subsidiaries. He was previously co-chairman of Riblet Products Corporation from January 1987 until its merger with Coleman Cable, Inc.
     Robert J. Thomas, age 63, was appointed the Chief Financial Officer of the Surviving Corporation upon the consummation of the Merger. Mr. Thomas has been Chief Financial Officer of AEG and its subsidiaries since 1989. In addition to responsibilities as Chief Financial Officer, he has acted as Chief Operating Officer of Rutgers Casualty Insurance Company, Rutgers Enhanced Insurance Company and Kentucky National Insurance Company since 1995. He has been a Director of the Insurance Council of New Jersey since 2000.
Item 8.01 OTHER EVENTS.
     Closing of the Merger
     On March 30, 2007, pursuant to the terms of the Agreement, AEF, Merger Sub and the Company consummated the Merger.

Item 9.01	FINANCIAL STATEMENTS AND EXHIBITS.
Exhibit

99.1*	Press Release, dated March 30, 2007.

*	Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCHANTS GROUP, INC.
Dated: April 5, 2007	By:	/s/ Nachum Stein
		Name:	Nachum Stein
		Title:	Chief Executive Officer